Exhibit 99.1

SAFETY INSURANCE GROUP, INC. ANNOUNCES SECOND QUARTER 2022 RESULTS AND DECLARES THIRD QUARTER 2022 DIVIDEND

Boston, Massachusetts, August 3, 2022. Safety Insurance Group, Inc. (NASDAQ:SAFT) (“Safety” or the “Company”) today reported second quarter 2022 results.

George M. Murphy, President and Chief Executive Officer, commented: “The insurance industry continues to experience strong headwinds as operating results are adversely impacted by economic and inflationary trends coupled with rising interest rates that negatively impact our investment portfolio. For the quarter ending June 30, 2022, we have posted a combined ratio of 92.1%, which demonstrates our strong underwriting discipline and focus on expense management. During the quarter, we also reduced a COVID-19 related legal expense reserve of $6.5 million based on the recent Supreme Court of Massachusetts decision, as described below.”

Net income for the quarter ended June 30, 2022 was $7.9 million, or $0.53 per diluted share, compared to net income of $37.7 million, or $2.49 per diluted share, for the comparable 2021 period. Net income for the six months ended June 30, 2022 was $15.7 million, or $1.06 per diluted share, compared to net income of $73.8 million, or $4.93 per diluted share, for the comparable 2021 period. The decrease is largely due to the change in net unrealized gains on equity securities of $41.9 million for the six months ended June 30, 2022.

Non-generally accepted accounting principles (“non-GAAP”) operating income, as defined below, for the quarter ended June 30, 2022 was $1.91 per diluted share, compared to $1.85 per diluted share, for the comparable 2021 period. Non-GAAP operating income for the six months ended June 30, 2022 was $2.92 per diluted share, compared to $3.78 per diluted share, for the comparable 2021 period.

Safety’s book value per share decreased to $55.54 at June 30, 2022 from $62.47 at December 31, 2021 resulting from the impact of interest rate changes on the value of our fixed maturity portfolio of $86.5 million. Additional decreases in book value resulted from capital allocation activities, specifically dividends paid, and shares repurchased during the first quarter of 2022. Safety paid $0.90 per share in dividends to investors during the quarters ended June 30, 2022 and 2021, respectively. Safety paid $3.60 per share in dividends to investors during the year ended December 31, 2021.

Today, our Board of Directors approved a $0.90 per share quarterly cash dividend on its issued and outstanding common stock payable on September 15, 2022 to shareholders of record at the close of business on September 1, 2022.

Direct written premiums for the quarter ended June 30, 2022 decreased by $2.6 million, or 1.2%, to $214.6 million from $217.2 million for the comparable 2021 period. Direct written premiums for the six months ended June 30, 2022 decreased by $5.4 million, or 1.3% to $404.1 million from $409.5 million for the comparable 2021 period. The decrease is primarily in our private passenger automobile line of business and is a result of a decrease in policy counts.

For the quarter ended June 30, 2022, losses and loss adjustment expenses incurred increased by $2.5 million, or 2.3%, to $112.7 million from $110.2 million for the comparable 2021 period. For the six months ended June 30, 2022, losses and loss adjustment expenses incurred increased by $14.2 million, or 6.4%, to $235.9 million from $221.7 million for the comparable 2021 period. The increase in losses is due to a return of pre-

pandemic frequency in our private passenger automobile line of business and current market conditions including inflation and supply chain delays.

Loss, expense, and combined ratios calculated for the quarter ended June 30, 2022 were 59.8%, 32.3%, and 92.1%, respectively, compared to 56.7%, 33.5%, and 90.2%, respectively, for the comparable 2021 period. Loss, expense, and combined ratios calculated for the six months ended June 30, 2022 were 62.8%, 32.6%, and 95.4%, respectively, compared to 57.3%, 33.6%, and 90.9%, respectively, for the comparable 2021 period. The decrease in the expense ratio is driven by a decrease in contingent commission expenses.

Total prior year favorable development included in the pre-tax results for the quarter ended June 30, 2022 was $16.9 million compared to $13.3 million for the comparable 2021 period. Total prior year favorable development included in the pre-tax results for the six months ended June 30, 2022 was $29.3 million compared to $25.8 million for the comparable 2021 period.

The Company had been named in named in a lawsuit alleging that the Company improperly denied coverage to commercial insureds for loss of business income resulting from the COVID-19 pandemic. On April 21, 2022, the Massachusetts Supreme Judicial court (“SJC”), the state’s highest-level court, issued its decision in Verveine Corp. v. Strathmore; in which it confirmed the decision of the original trial court’s dismissal of the insureds’ business interruption claims against Strathmore Insurance on the grounds that the presence of the coronavirus on the insured premises did not constitute “direct physical loss of or damage to” property. Shortly after SJC’s ruling, the claim against the Company closed and the accrued reserve of $6.5 million for legal defense costs was reversed.

Net investment income for the quarter ended June 30, 2022 increased by $1.8 million, or 19.0%, to $11.6 million from $9.8 million for the comparable 2021 period. Net investment income for the six months ended June 30, 2022 increased by $0.9 million, or 4.3%, to $22.2 million from $21.3 million for the comparable 2021 period. The increase is a result of an increase in the average invested asset balance and an increase in floating interest rates on our fixed maturities high yield portfolio compared to the prior year. Net effective annualized yield on the investment portfolio for the quarter ended June 30, 2022 was 3.2% compared to 2.7% for the comparable 2021 period. Net effective annualized yield on the investment portfolio for the six months ended June 30, 2022 was 3.0% compared to 2.9% for the comparable 2021 period. Our duration on fixed maturities was 3.7 years at June 30, 2022 compared to 3.6 years at December 31, 2021.

Non-GAAP Measures

Management has included certain non-GAAP financial measures in presenting the Company’s results. Management believes that these non-GAAP measures are useful to explain the Company’s results of operations and allow for a more complete understanding of the underlying trends in the Company’s business. These measures should not be viewed as a substitute for those determined in accordance with generally accepted accounting principles (“GAAP”). In addition, our definitions of these items may not be comparable to the definitions used by other companies.

Non-GAAP operating income and non-GAAP operating income per diluted share consist of our GAAP net income adjusted by the net realized gains (losses) on investments, change in net unrealized gains on equity securities, credit loss benefit (expense) and taxes related thereto. For the three months June 30, 2022, a decrease of $28.9 million for the change in unrealized gains on equity securities was recognized within income before income taxes, compared to an increase of $8.6 million recognized in the comparable 2021 period. For the six months ended June 30, 2022, a decrease of $41.9 million for the change in unrealized gains on equity securities was recognized in income before income taxes, compared to an increase of $14.7 million recognized in the comparable 2021 period. Net income and earnings per diluted share are the GAAP financial measures that are most directly comparable to non-GAAP operating income and non-GAAP operating income per diluted share, respectively. A reconciliation of the GAAP financial measures to these non-GAAP measures is included in the financial highlights below.

About Safety: Safety Insurance Group, Inc., based in Boston, MA, is the parent of Safety Insurance Company, Safety Indemnity Insurance Company, Safety Property and Casualty Insurance Company, and Safety Northeast Insurance Company. Operating exclusively in Massachusetts, New Hampshire, and Maine, Safety is a leading writer of property and casualty insurance products, including private passenger automobile, commercial automobile, homeowners, dwelling fire, umbrella and business owner policies.

Additional Information: Press releases, announcements, U. S. Securities and Exchange Commission (“SEC”) Filings and investor information are available under “About Safety,” “Investor Information” on our Company website located at www.SafetyInsurance.com. Safety filed its December 31, 2021 Form 10-K with the SEC on February 28, 2022 and urges shareholders to refer to this document for more complete information concerning Safety’s financial results.

Contacts:

Safety Insurance Group, Inc.

Office of Investor Relations

877-951-2522

InvestorRelations@SafetyInsurance.com

Cautionary Statement under "Safe Harbor" Provision of the Private Securities Litigation Reform Act of 1995:

This press release contains, and Safety may from time to time make, written or oral "forward-looking statements" within the meaning of the U.S. federal securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “aim,” “projects,” or words of similar meaning and expressions that indicate future events and trends, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”. All statements that address expectations or projections about the future, including statements about the Company’s strategy for growth, product development, market position, expenditures and financial results, are forward-looking statements.

Forward-looking statements are not guarantees of future performance. By their nature, forward-looking statements are subject to risks and uncertainties. There are a number of factors, many of which are beyond our control, that could cause actual future conditions, events, results or trends to differ significantly and/or materially from historical results or those projected in the forward-looking statements. These factors include but are not limited to:

●	The competitive nature of our industry and the possible adverse effects of such competition;
●	Conditions for business operations and restrictive regulations in Massachusetts;
●	The possibility of losses due to claims resulting from severe weather;
●	The possibility that the Commissioner of Insurance may approve future rule changes that change the operation of the residual market;
●	The possibility that existing insurance-related laws and regulations will become further restrictive in the future;
●	The impact of investment, economic and underwriting market conditions, including interest rates and inflation;
●	Our possible need for and availability of additional financing, and our dependence on strategic relationships, among others; and
●	Other risks and factors identified from time to time in our reports filed with the SEC, such as those set forth under the caption “Risk Factors” in our Form 10-K for the year ended December 31, 2021 filed with the SEC on February 28, 2022.

We are not under any obligation (and expressly disclaim any such obligation) to update or alter our forward-looking statements, whether as a result of new information, future events, or otherwise. You should carefully consider the possibility that actual results may differ materially from our forward-looking statements.

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands, except share data)

	June 30,	December 31,
	2022	2021
	(Unaudited)
Assets
Investments:
Fixed maturities, available for sale, at fair value (amortized cost: $1,151,367 and $1,187,857, allowance for expected credit losses of $691 and $691)	$1,072,241	$1,218,279
Short term investments, at fair value (cost: $5 and $0)	5	—
Equity securities, at fair value (cost: $223,519 and $211,848)	234,697	264,945
Other invested assets	103,634	87,911
Total investments	1,410,577	1,571,135
Cash and cash equivalents	39,083	63,603
Accounts receivable, net of allowance for expected credit losses of $1,677 and $1,808	182,835	170,953
Receivable for securities sold	872	9,256
Accrued investment income	7,100	7,401
Taxes recoverable	16,153	1,508
Receivable from reinsurers related to paid loss and loss adjustment expenses	10,738	18,234
Receivable from reinsurers related to unpaid loss and loss adjustment expenses	88,538	90,667
Ceded unearned premiums	26,407	23,795
Deferred policy acquisition costs	73,518	73,024
Deferred income taxes	1,803	—
Equity and deposits in pools	36,369	33,592
Operating lease right-of-use-assets	25,348	27,115
Other assets	28,065	27,108
Total assets	$1,947,406	$2,117,391

Liabilities
Loss and loss adjustment expense reserves	$548,145	$570,651
Unearned premium reserves	421,455	413,487
Accounts payable and accrued liabilities	54,663	76,598
Payable for securities purchased	5,192	16,477
Payable to reinsurers	13,343	9,192
Deferred income taxes	—	15,240
Debt	30,000	30,000
Operating lease liabilities	25,348	27,115
Other liabilities	30,637	31,458
Total liabilities	1,128,783	1,190,218

Shareholders’ equity
Common stock: $0.01 par value; 30,000,000 shares authorized; 17,881,694 and 17,813,370 shares issued	179	178
Additional paid-in capital	219,453	216,070
Accumulated other comprehensive (loss) income, net of taxes	(61,964)	24,579
Retained earnings	810,955	821,743
Treasury stock, at cost: 3,141,477 and 2,970,573 shares	(150,000)	(135,397)
Total shareholders’ equity	818,623	927,173
Total liabilities and shareholders’ equity	$1,947,406	$2,117,391

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

(Dollars in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

Net earned premiums	$188,333	$194,297	$375,421	$387,147
Net investment income	11,635	9,774	22,225	21,306
Earnings from partnership investments	5,967	2,614	8,799	6,905
Net realized gains on investments	3,152	3,406	7,362	6,281
Change in net unrealized gains on equity securities	(28,885)	8,654	(41,919)	14,861
Credit loss (expense) benefit	—	193	—	374
Finance and other service income	3,403	3,937	6,720	7,909
Total revenue	183,605	222,875	378,608	444,783

Losses and loss adjustment expenses	112,715	110,161	235,881	221,656
Underwriting, operating and related expenses	60,872	65,089	122,466	130,113
Interest expense	131	130	260	259
Total expenses	173,718	175,380	358,607	352,028

Income before income taxes	9,887	47,495	20,001	92,755
Income tax expense	1,986	9,828	4,262	18,914
Net income	$7,901	$37,667	$15,739	$73,841

Earnings per weighted average common share:
Basic	$0.54	$2.50	$1.07	$4.96
Diluted	$0.53	$2.49	$1.06	$4.93

Cash dividends paid per common share	$0.90	$0.90	$1.80	$1.80

Number of shares used in computing earnings per share:
Basic	14,599,057	14,983,365	14,613,399	14,817,312
Diluted	14,702,627	15,079,495	14,715,099	14,913,561

Reconciliation of Net Income to Non-GAAP Operating Income

Net income	$7,901	$37,667	$15,739	$73,841
Exclusions from net income:
Net realized gains on investments	(3,152)	(3,406)	(7,362)	(6,281)
Change in net unrealized gains on equity securities	28,885	(8,654)	41,919	(14,861)
Credit loss (benefit) expense	-	(193)	-	(374)
Income tax expense on exclusions from net income	(5,404)	2,573	(7,257)	4,518
Non-GAAP operating income	$28,230	$27,987	$43,039	$56,843

Net income per diluted share	$0.53	$2.49	$1.06	$4.93
Exclusions from net income:
Net realized gains on investments	(0.21)	(0.23)	(0.50)	(0.42)
Change in net unrealized gains on equity securities	1.96	(0.57)	2.85	(1.00)
Credit loss (benefit) expense	-	(0.01)	-	(0.03)
Income tax expense on exclusions from net income	(0.37)	0.17	(0.49)	0.30
Non-GAAP operating income per diluted share	$1.91	$1.85	$2.92	$3.78

Safety Insurance Group, Inc. and Subsidiaries

Additional Premium Information

(Unaudited)

(Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Written Premiums
Direct	$214,576	$217,233	$404,069	$409,470
Assumed	7,967	8,429	14,708	15,760
Ceded	(19,819)	(18,836)	(38,001)	(34,186)
Net written premiums	$202,724	$206,826	$380,776	$391,044

Earned Premiums
Direct	$198,953	$202,964	$395,472	$404,019
Assumed	7,584	7,970	15,338	15,997
Ceded	(18,204)	(16,637)	(35,389)	(32,869)
Net earned premiums	$188,333	$194,297	$375,421	$387,147